Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Fourth Quarter

and Annual 2003 Operating Results

February 3, 2004, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter and year ended December 31, 2003. Total revenues for the quarter ended December 31, 2003 increased 6.6% to $26,129,000 compared to $24,508,000 for the 2002 quarter. Operating income before gain on property sold, minority interests and preferred stock dividends increased 3.8% to $7,556,000 compared to $7,282,000 for the comparable 2002 quarter. The Company reported net income of $5,715,000 compared to net income of $5,263,000 for the 2002 quarter. The Company reported a 20.0% per share decrease in net income available to common stockholders (after deducting dividends resulting from the November 2003 issue of $100 million of perpetual preferred stock) of $4,471,000 or $.28/share for the 2003 quarter, compared to net income available to common stockholders of $5,263,000 or $0.35/share for the 2002 quarter (basic & diluted).

For the year ending December 31, 2003, total revenues increased 4.2% to $97,884,000 compared to $93,963,000 for the 2002 period. Operating income before gain on property sold, minority interests and preferred stock dividends increased 3.6% to $27,146,000 compared to $26,210,000 for the comparable 2002 period. The Company reported net income of $19,242,000 compared to net income of $19,566,000 for the 2002 year. The Company reported a 12.2% per share decrease in net income available to common stockholders (after deducting dividends resulting from the November 2003 issue of $100 million of perpetual preferred stock) of $17,998,000 or $1.15/share for the 2003 year, compared to net income available to common stockholders of $19,566,000 or $1.31/share for the 2002 year (fully diluted). Net income in the 2002 year included recognition of a gain on property sold of $1,426,000 when it was awarded a final settlement for the condemnation and purchase of the Company’s Park Road property by the District of Columbia.

Overall same property net operating income for the total portfolio increased 2.1% for the 2003 fourth quarter and decreased 0.4% for the 2003 year compared to the same periods in 2002. Net operating income is calculated as total revenue less property operating expenses, provision for credit losses and real estate taxes. The same property comparisons exclude the results of operations of development and acquisition properties not in operation for each of the quarterly and annual periods. Same center net operating income in the shopping center portfolio increased 5.1% for the 2003 fourth quarter and 0.5% for the 2003 year. Same property net operating income in the office portfolio decreased 4.3% for the 2003 fourth quarter and 2.1% for the 2003 year compared to the same periods in 2002. Net operating income in the office portfolio during the quarter and years ended December 31, 2003 was adversely impacted by the February 2003 expiration of a major tenant lease (120,000 square feet, 53% of the leasable area) at 601 Pennsylvania Avenue. As of December 31, 2003, 601 Pennsylvania Avenue was 100% leased.

As of December 31, 2003, 94.4% of the portfolio was leased, compared to 93.7% a year earlier.

Funds From Operations (FFO), a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, increased 0.5% to $11,274,000 in the 2003 fourth quarter compared to $11,221,000 for the same quarter in 2002. FFO is defined as net income available to common stockholders, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. On a fully diluted per share basis, FFO was $0.54 per share for the 2003 quarter and $0.55 for the 2002 fourth quarter. For the year ending December 31, 2003, FFO decreased 0.7% to $43,740,000 compared to $44,031,000 for the 2002 year. The decrease in FFO was primarily attributable to decreased net operating income at the Company’s 601 Pennsylvania Avenue office building as a result of the expiration of a major tenant lease described above and the initial impact of the Company’s November 2003 preferred stock offering. On a fully diluted per share basis, FFO was $2.10 per share for the 2003 year, a 4.5% decrease from $2.20 per share for the prior year.

In November 2003, the Company issued $100 million of series A perpetual preferred stock. Net proceeds from the issuance were approximately $96.3 million and initially were used to repay all of the outstanding borrowings under the Company’s revolving credit facility and invested temporarily in cash and marketable securities. This cash and line availability will be used to fund acquisitions and developments as the Company identifies investment opportunities.

Also in November 2003, the Company acquired a 13 acre site in Frederick, Maryland and commenced construction of a 102,000 square foot shopping center to be anchored by a 57,210 square foot Giant Food store. The Company expects development costs to total approximately $21.3 million and projects substantial completion of the center in the fall of 2004. The property is currently 61% pre-leased.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 36 community and neighborhood shopping center and office properties totaling approximately 6.6 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31, 2003	December 31, 2002
Assets
Real estate investments
Land	$110,624	$95,786
Buildings	437,086	405,153
Construction in progress	4,405	2,975

	552,115	503,914
Accumulated depreciation	(164,823)	(150,286)

	387,292	353,628
Cash and cash equivalents	45,244	1,309
Accounts receivable and accrued income, net	14,642	12,505
Prepaid expenses	18,977	15,712
Deferred debt costs, net	4,224	4,125
Other assets	1,237	1,408

Total assets	$471,616	$388,687

Liabilities
Notes payable	$357,248	$380,743
Dividends and distributions payable	9,454	7,942
Accounts payable, accrued expenses and other liabilities	7,793	8,785
Deferred income	4,478	4,484

Total liabilities	378,973	401,954

Stockholders’ Equity (Deficit)
Preferred stock	100,000	—
Common stock	159	152
Additional paid in capital	91,469	79,131
Accumulated deficit	(98,985)	(92,550)

Total stockholders’ equity (deficit)	92,643	(13,267)

Total liabilities and stockholders’ equity (deficit)	$471,616	$388,687

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue
Base rent	$20,434	$19,167	$78,167	$75,699
Expense Recoveries	3,965	3,363	14,438	12,680
Percentage Rent	593	630	1,695	1,850
Other	1,137	1,348	3,584	3,734

Total revenue	26,129	24,508	97,884	93,963

Operating Expenses
Property operating expenses	3,102	2,950	11,363	10,115
Provision for credit losses	53	19	171	421
Real estate taxes	2,189	2,104	8,580	8,021
Interest expense	6,246	6,356	25,772	25,113
Amortization of deferred debt expense	203	221	801	725
Depreciation and amortization	4,962	3,939	17,838	17,821
General and administrative	1,818	1,637	6,213	5,537

Total operating expenses	18,573	17,226	70,738	67,753

Operating Income	7,556	7,282	27,146	26,210
Gain on property disposition	182	—	182	1,426
Minority Interests	(2,023)	(2,019)	(8,086)	(8,070)

Net Income	5,715	5,263	19,242	19,566
Preferred Dividends	(1,244)	—	(1,244)	—

Net Income Available to Common Stockholders	$4,471	$5,263	$17,998	$19,566

Per Share Amounts:
Net income available to common stockholders (basic)	$0.28	$0.35	$1.15	$1.32

Net income available to common stockholders (fully diluted)	$0.28	$0.35	$1.15	$1.31

Weighted average common stock outstanding:
Common stock	15,817	15,096	15,591	14,865
Effect of dilutive options	25	21	17	22

Fully diluted weighted average common stock	15,842	15,117	15,608	14,887

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Funds From Operations (FFO)(1)
Net Income Available to Common Stockholders	$4,471	$5,263	$17,998	$19,566
Less: Gain on sale of property	(182)	—	(182)	(1,426)
Add: Real property depreciation & amortization	4,962	3,939	17,838	17,821
Add: Minority Interests	2,023	2,019	8,086	8,070

Funds From Operations	$11,274	$11,221	$43,740	$44,031

Per Share Amounts (basic and fully diluted):
Funds From Operations	$0.54	$0.55	$2.10	$2.20

Weighted average shares outstanding :
Fully diluted weighted average common stock	15,842	15,117	15,608	14,887
Convertible limited partnership units	5,187	5,174	5,182	5,172

Fully diluted & converted weighted average shares	21,029	20,291	20,790	20,059

Same Property Net Operating Income(2)
Net Income	$5,715	$5,263	$19,242	$19,566
Add: Interest expense	6,246	6,356	25,772	25,113
Add: Amortization of deferred debt expense	203	221	801	725
Add: Depreciation and amortization	4,962	3,939	17,838	17,821
Add: General and administrative	1,818	1,637	6,213	5,537
Less: Gain on property disposition	(182)	—	(182)	(1,426)
Add: Minority Interests	2,023	2,019	8,086	8,070

Property net operating income	20,785	19,435	77,770	75,406
Less: Acquisition & developments	(1,368)	(413)	(3,171)	(538)

Total same property net operating income	$19,417	$19,022	$74,599	$74,868

Total Shopping Centers	$13,550	$12,889	$50,716	$50,484
Total Office Properties	5,867	6,133	23,883	24,384

Total same property net operating income	$19,417	$19,022	$74,599	$74,868

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)	Although same property net operating income and property net operating income are GAAP financial measures, the Company has elected to present a reconciliation of the measures to net income.